Exhibit 99.1

MACK-CALI REALTY CORPORATION

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz	Ilene Jablonski
	Executive Vice President	Vice President of Marketing
	and Chief Financial Officer	Mack-Cali Realty Corporation
	Mack-Cali Realty Corporation	(732) 590-1000
(732) 590-1000

MACK-CALI REALTY CORPORATION INTENDS TO

REDUCE QUARTERLY DIVIDEND

Edison, New Jersey—April 15, 2013—Mack-Cali Realty Corporation (NYSE: CLI)  today announced that its Board of Directors intends to reduce the Company’s second quarter common stock dividend from the current $0.45 per common share to $0.30 per common share (indicating an annual rate of $1.20 per common share).  It is anticipated that the declaration of the Company’s dividend will occur at the Board of Directors’ May 15, 2013 board meeting.

Mitchell E. Hersh, president and chief executive officer of Mack-Cali, commented, “With the current demand for office space the dividend reduction represents a prudent step in retaining cash to invest in our multi-family residential platform along with use for general corporate purposes.”

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 279 properties, consisting of 270 office and office/flex properties totaling approximately 31.3 million square feet and nine multi-family rental properties containing over 3,300 residential units, all located in the Northeast. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of commercial and residential tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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